Spindle Appoints Christopher Wesser to Board of Directors

MESA, AZ-- (GLOBE NEWSWIRE - June 14, 2018) - Spindle, Inc. (OTCQB: SPDL) ("Spindle" or the "Company"), a provider of payment processing services, today announced that it has appointed Christopher Wesser to its Board of Directors.

Mr. Wesser most recently served as Executive Vice President, Secretary, and General Counsel at Professional Diversity Network (“IPDN”), a global technology and networking company having offices in China and the U.S., with 15 million memebers worldwide, IPDN is traded on the Nasdaq Stock Market under ticker symber IPDN. . Prior to his service at IPDN, Mr. Wesser served as General Counsel and Secretary of NAPW, Inc. managing all legal, insurance, logistical and business risk matters from 2009 until NAPW was acquired in 2014 acquisitionby IPDN.

Prior to joining NAPW, Mr. Wesser was a partner with a private boutique litigation firm, where he served as local and national counsel to large corporations in numerous complex litigations in state and federal courts as well as before governmental agencies nationwide. Mr. Wesser holds a B.A. degree in Finance, summa cum laude, from LeMoyne College and a J.D. degree from William & Mary Law School.

Dr. Jack Scott, Spindle Interim CEO stated, “We’re pleased to welcome Chris to the Spindle team. His deep knowledge and experience in the areas of public company operations, management, reporting, communications, and payment processing, make him ideally suited for the role.

Christopher Wesser added, “I look forward to working with Jack and the other board members. I see an opportunity to roll up my sleeves and work towards creating value for all of the Company’s shareholders.”

About Spindle

Spindle, Inc. provides payment processing services to merchants using its Catalyst Gateway, and also acts as an agent, independent contractor or referral partner to broker merchants that it secures to other merchant processors for ongoing fees based on processing volume. Spindle serves Small to Medium-sized Businesses (SMBs) in these capacities. For more information, please visit www.spindle.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as ''anticipate,'' ''if,'' ''believe,'' ''plan,'' ''estimate,'' ''expect,'' ''intend,'' ''may,'' ''could,'' ''should,'' ''will,'' and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements, as described in our reports filed with the Securities and Exchange Commission which are available for review at www.sec.gov, to differ materially from anticipated results, performance, or achievements. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.